Exhibit 99.1

NEWS
FOR IMMEDIATE RELEASE

Contact Information:	Rebecca Mack
ESS Technology, Inc.	Bergman Mack & Associates
Investor Relations	(949) 981-4496
(510) 492-1161	rebecca@bergmanmack.com
ESS Technology Announces The Sale of HD Assets and Technologies and Appoints New Board Member
     FREMONT, Calif., February 16, 2007—ESS Technology, Inc. (Nasdaq:ESST) today announced it has sold its HD-DVD and Blu-ray DVD technologies and related assets. The Asset Purchase Agreements among the company, ESS Technology International, Inc., a wholly-owned subsidiary of the company, Silicon Integrated Systems Corporation and SiS Holding Limited cover the sale of certain tangible assets, the sale and licensing of related intellectual property and the transfer of associated employees. The aggregate purchase price paid to ESS Technology, Inc. and its subsidiary amounted to $13.5 million. The transaction closed today.
     In addition, the company announces today that it will cease operation of its camera phone business, and instead intends to pursue licensing of its image sensor technology and patents. The company believes this action will reduce operating expenses approximately $2.0 million per quarter.
     Robert Blair, president and CEO of ESS Technology, commented, “On September 18, 2006 we announced that ESS had decided to change its core business strategy and reorganize its operations. In November we announced we had licensed our standard definition DVD player technology to Silan, and today we are announcing the sale of the HD-DVD/Blu-ray technology to SiS and the closing of our image sensor division, all structured to lower operating expenses and improve margins. Most importantly these actions enable us to focus more on our products and businesses with growth potential.”
     Mr. Blair continued, “We will continue to explore new avenues and opportunities for ESS that take advantage of our core competencies. In line with that strategy I am pleased to announce that Bruce Alexander has joined the Board of Directors of ESS. Bruce recently retired from Needham and Company, Inc. where he was a technology investment banker helping to guide the future strategies of companies much like ours and we look forward to his participation and assistance in planning our future.”
     Mr. Blair continued, “Also in keeping with our strategy of consolidating and focusing on the future we are announcing that in the fourth quarter of 2006 the company repurchased 3.7 million shares of our common stock for an aggregate purchase price of $4.2 million with a remaining existing authorization of approximately 700,000 shares. Our Board of Directors has now approved an additional authorization to repurchase 5.0 million shares at times and prices that the management deems appropriate.”
     “We continue to focus our immediate efforts on cutting operating expenses and improving margins while we continue to evaluate current business and explore new opportunities to maximize shareholder value. We will discuss these actions in greater detail during our fourth quarter earnings call on February 21, 2007,” Mr. Blair concluded.
About ESS Technology
     ESS Technology, Inc. designs and markets high-performance digital video processors for the consumer market.
     ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology’s common stock is traded on the Nasdaq National Market under the symbol “ESST”. ESS Technology’s web site address is: http://www.esstech.com.
The matters discussed in this news release include certain forward-looking statements that involve risks and uncertainties, including, but not limited to, changes in ESS’ business strategies, the timely availability and acceptance of ESS’ products, the impact of competitive products and pricing, the possible reduction of consumer spending occasioned by general economic conditions, continued growth in demand for consumer electronics products, the uncertainty of the outcome of any litigation proceedings, and the other risks detailed from time to time in the SEC reports of ESS, including the reports on Form 10-K, Form 10-Q and Form 8-K (if any) which we incorporate by reference. Examples of forward-looking statements include statements regarding ESS’ product and strategic positions, future financial results, specifically statements regarding results of changes in ESS’ business strategies, operating results, product developments, projected costs, projected gross margins, projected profitability, products, competitive positions, management’s plans and objectives for future operations, and industry trends. These forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof and include the assumptions that underlie such statements. Forward-looking statements may contain words such as “will”, “expect”, “anticipate”, “believe”, “continue”, “plan”, “should”, other comparable terminology or the negative of these terms. Actual results could differ materially from those projected in the forward-looking statements. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.
# # #